Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”), dated as of January 9th, 2008, is to that certain Employment Agreement (the “Employment Agreement”), dated as of January 9, 2006, between Shuffle Master, Inc. (“the Company”) and Brooke Dunn (“Employee”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.                                       The Term of the Employment Agreement is hereby extended from October 31, 2007 to October 31, 2008. Accordingly, all references to the “Term” in the Employment Agreement shall mean the period from November 1, 2005 through October 31, 2008.

2.                                       Effective November 1, 2007, Employee shall be paid an annual base salary of two hundred fifty thousand dollars ($250,000), paid in the same intervals as other employees of the Company; and if employed through October 31, 2008, Employee will also be eligible to receive an executive bonus in accordance with the terms and conditions of the executive bonus program authorized by the Board for other senior management executives of the Company for fiscal year 2008, in a range of percentages, but with a target bonus of 50% of Employee’s base salary.

3.                                       Paragraph 6(a)(iii) is hereby deleted in its entirety and the following shall be the new paragraph 6(a)(iii):

“Employee shall receive, during the first twenty-four (24) months from Employee’s termination, additional compensation for his covenant not to compete equal to the average of all of the annual bonuses which Employee has received over the immediate last five full fiscal years while working for the Company. The amount due under this paragraph 6(a)(iii) shall be paid in the same intervals as other Employees of the Company are then being paid their base salaries.”

4.                                       A new paragraph 6(b)(iii) is hereby added as follows:

“in the event Employee on October 31, 2008, elects to retire or resign, but only if Employee has worked full-time and continuously through October 31, 2008, and irrespective of the Company offering Employee continued employment”

5.                                       A new paragraph 6(b)(iv) is hereby added as follows:

“in the event that Employee’s role in the Corporate Product Group (“CPG”) materially changes, or there is a material change in the membership composition of the CPG.”

6.                                       This Amendment is subject to approval by the Company’s Compensation Committee, and shall not be effective until and unless so approved.

7.                                       Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:		EMPLOYEE:
SHUFFLE MASTER, INC.
/s/ Brooke Dunn
By:	/s/ Mark L. Yoseloff	BROOKE DUNN
Its:	CEO

Approved:

Compensation Committee

By:	/s/ Lou Castle
Lou Castle, Chairman